UNITED STATES
                              SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549

                                          FORM 12b-25

                                  NOTIFICATION OF LATE FILING

(Check One):        [X] Form 10-K   [  ] Form 20-F     [  ] Form 11-K
                    [ ] Form 10-Q   [  ] Form N-SAR    [  ] Form N-CSR

For Period Ended: March 31, 2009
                 ________________

       [_]Transition Report on Form 10-K
                                                          SEC File No.
                                                              0-19765
       [_]Transition Report on Form 20-F
                                                          CUSIP No.
                                                                N/A
       [_]Transition Report on Form 11-K

       [_]Transition Report on Form 10-Q

       [_]Transition Report on Form N-SAR




For the Transition Period Ended: _________________________________


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 Read Instruction (on back page) Before Preparing Form. Please Print or Type


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                    PART I
                             REGISTRANT INFORMATION


Boston Financial Qualified Housing Tax Credits Limited Partnership IV
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Full Name of Registrant


N/A
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Former Name if Applicable


101 Arch Street
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Address of Principal Executive Office (Street and Number)


Boston, Massachusetts 02110-1106
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City, state and zip code



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


                                  PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               PART III
                               NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Our Annual Report on Form 10-K for the period ended March 31, 2009 could not be filed within the prescribed time period because we experienced delays in resolving certain disclosures and will not have the information necessary to complete the reporting process within the deadline for filing the Form 10-K for the year ended March 31, 2009. These delays could not be eliminated without unreasonable effort or expense. We expect to file the Form 10-K within the time period permitted by Rule 12b-25.

                                          PART IV
                                     OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
    Greg Judge            (617)        439-3911
    (Name)               (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
     [ X ] Yes  [  ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    [ ] Yes [ X ] No

 If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

   Boston Financial Qualified Housing Tax Credits Limited Partnership IV
_____________________________________________________________________________
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                      BOSTON FINANCIAL QUALIFIED HOUSING TAX
                                      CREDITS LIMITED PARTNERSHIP IV
                                      (Registrant)

                       By:Arch Street VIII, Inc., its Managing General Partner

Date: June 30, 2009                   By:              /s/ Greg Judge
                                               ____________________________

                                                         Greg Judge
                                                         President,
                                                    Arch Street VIII, Inc.



                                       ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).